EXHIBIT 4.6

SECURED PROMISSORY NOTE

$3,000,000	Effective Date: February 26, 2025

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, 2323414 Alberta Ltd (the "Borrower"), hereby unconditionally promises to pay to the order of Groestate Inc. or its assigns (the "Lender," and together with the Borrower, the "Parties"), the principal amount of THREE MILLION DOLLARS ($3,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower (which aggregate unpaid principal amount shall be equal to the amount set forth opposite the date last appearing on Schedule A, or some other similar tracking method attached to this Master Promissory Note (as the same may be amended, supplemented, or modified from time to time in accordance with its terms, the "Note")). This Note evidences advances made by the Lender in its sole discretion to the Borrower ("Advances").

1. Definitions; Interpretation.

1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1. "Advances" has the meaning set forth in the introductory paragraph. "Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

"Borrower" has the meaning set forth in the introductory paragraph.

"Business Day" means a day other than a Saturday, Sunday, or other day on which banks in Los Angeles, California are authorized or required by law to close.

"Default Rate" means, the Rate plus five percent (5%). "Event of Default" has the meaning set forth in Section 8.

"Governmental Authority" means the government of the United States of America or any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central Lender, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Lender).

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Note and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Lender" has the meaning set forth in the introductory paragraph.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise), or prospects of the Borrower, (b) the validity or enforceability of this Note, (c) the perfection or priority of any lien, security interest, charge, or other encumbrance purported to be created under any other agreement with the Lender, (d) the rights or remedies of the Lender hereunder, or (e) the ability of the Borrower to perform any of its material obligations (including payment obligations) hereunder.

"Maturity Date" means, with respect to each Advance, twelve (12) months after such Advance has been made.

"Note" has the meaning set forth in the introductory paragraph.

"Other Taxes" means any and all present or future stamp, court, recording, filing, intangible, documentary, or similar Taxes or any other excise or property Taxes, charges, or similar levies arising from any payment made hereunder or from the execution, delivery, enforcement, or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to, this Note.

"Parties" has the meaning set forth in the introductory paragraph.

"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Rate” shall be fifteen percent (15%) per annum, compounding monthly.

1.2 Interpretation.

(a) For purposes of this Note (i) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation," (ii) the word "or" is not exclusive, and (iii) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Note as a whole and not to any particular provision hereof.

(b) The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined.

(c) Unless the context otherwise requires, references herein to (i) Schedules and Sections mean the Schedules and Sections of this Note; (ii) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(d) This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

1.3 Previous Advances. Prior to entering into this Note, if the Lender has advanced funds to the Borrower. Such advances are to be treated as Advances under this Note and will be reflected on the Schedule A attached hereto.

2. Making the Advances.

2.1 Method of Funding Advances. The Lender has entered into an Option Purchase Agreement (“ the OPA”) with Formosa Mountain Ltd.(“Formosa”) and has agreed to advance $2.00 dollar to the Borrower for every $1.00 dollars paid to Formosa for the purchase of shares under the OPA.

3. Payment Dates; Optional Prepayments.

3.1 Payment Dates. The unpaid principal amount of each Advance and all accrued and unpaid interest thereon shall be payable on the Maturity Date, without demand for payment made by Lender.

3.2 Optional Prepayments. The Borrower may prepay any Advance in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

4. Interest.

4.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of each Advance evidenced hereby shall bear interest at the Rate from the date such Advance was made until such Advance is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

4.2 Interest Payment Dates. All accrued interest on any Advance shall be paid monthly in arrears.

4.3 Default Interest. If any amount payable hereunder with respect to any Advance is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest, payable on demand, at the Default Rate from the date of such non-payment until such amount is paid in full.

4.4 Computation and Accrual of Interest.

(a) All computations of interest on each Advance shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed, compounded monthly.

(b) Interest shall accrue on each Advance on the day on which such Advance is made and shall not accrue on such Advance for the day on which it is paid.

4.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on any Advance shall exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5. Payment Mechanics.

5.1 Manner of Payments. Each payment of interest or principal shall be made in lawful money of the Canada no later than on the date on which such payment is due by wire transfer of immediately available funds to the Lender in accordance with instructions provided by the Lender in writing to the Borrower from time to time.

5.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under this Note.

5.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in computing the amount of interest payable under this Note.

5.4 Evidence of Debt. The Lender is authorized to record on Schedule A attached hereto each Advance made to the Borrower and each payment or prepayment thereof. The entries made by the Lender shall, to the extent permitted by applicable Law, be conclusive evidence absent manifest error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to record such payments or prepayments, or any error or inaccuracy therein, shall not in any manner affect the validity or enforceability of any obligation of the Borrower to repay (with applicable interest) in accordance with the terms of this Note any Advance actually made by the Lender under this Note.

5.5 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.

6. Taxes.

6.1 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law. If the Borrower is required by applicable Law to deduct or withhold any Taxes from such payments, then:

(i) if such Tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section 6.1), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made; and

(ii) the Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b) Without limiting the provisions of Section 6.1(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 6.1) paid or payable by the Lender, on or with respect to an amount payable by the Borrower under or in respect of this Note, together with any reasonable expenses arising in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from the Lender as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 6.1, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(e) The borrower's obligations under this Section 6.1 shall survive the payment of the Advances and all amounts payable hereunder.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Lender on the date hereof as follows (and each request for an Advance will be deemed a representation and warranty by the Borrower on the date of such Advance that):

7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware; (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to borrow Advances, to execute and deliver this Note, and to perform its obligations hereunder; and (c) is in compliance with all Laws except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower, its borrowing of Advances, and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note.

7.3 No Approvals. No consent, authorization, or order of, filing with, notice to, license from, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to borrow Advances or to execute, deliver, or perform any of its obligations under this Note.

7.4 No Violations. The execution and delivery of this Note, the borrowing of any Advance, and the consummation by the Borrower of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

7.5 Enforceability. This Note is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6 Use of Proceeds. The proceeds of each Advance will be used solely for the purposes set forth in the notice accompanying each request for an Advance.

7.7 Investment Company Act. The Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

8. Acceleration of Advances; Events of Default and Remedies.

All Advances, together with all accrued interest thereon, shall become immediately and automatically due and payable, without demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder, upon the commencement by or against the borrower of a case or proceeding under any bankruptcy, insolvency, or other law relating to the relief of debtors, the readjustment, composition, or extension of indebtedness, or reorganization or liquidation.

Upon the occurrence of any of the following ("Events of Default") and at any time thereafter during the continuance of such Event of Default, the Lender may, at its option, by written notice to the Borrower, (x) declare the entire principal amount of the outstanding Advances, together with all accrued interest thereon and all other amounts payable under this Note, immediately due and payable and/or (y) exercise any or all of its rights, powers, or remedies under applicable Law:

8.1 Failure to Pay. The Borrower fails to pay (a) any principal amount of any Advance when due or (b) interest or any other amount when due and such failure continues for ten (10) days.

8.2 Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Lender herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

8.3 Breach of Covenants. The Borrower fails to observe or perform any covenant, obligation, condition, or agreement contained in this Note, other than those specified in Section 8.1, and such failure continues unremedied for ten (10) days after the date on which notice thereof shall have been given to the Borrower by the Lender.

9. Miscellaneous.

9.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as a Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower: Attn: Constantine Nkafu, CEO Email: cnkafu@cannapharmarx.com
(ii)	If to the Lender: Attn: Nick Colvin, CEO Email: Info@gro.estate

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) mailed by other than certified or registered mail shall be deemed to have been given three (3) days after mailing; (iii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on its next business day); and (iv) sent by email shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email, or other written acknowledgment).

9.2 Governing Law. This Note, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to, this Note, and the transactions contemplated hereby shall be governed by, and shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with, the laws of the State of Delaware.

9.3 Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the courts of the State of California sitting in Los Angeles County or of the United States District Court for the Central District of California or any appellate court from any thereof and (ii) submits to the exclusive jurisdiction of any such court in any such legal action, suit, or proceeding. Final judgment against the Borrower in any such legal action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 9.3 shall affect the right of the Lender to (i) commence legal proceedings or otherwise sue the Borrower or exercise any rights against the Borrower or any of its property in any county, state, or other foreign or domestic jurisdiction having jurisdiction over the Borrower or any of its property or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

9.4 Venue. The Borrower acknowledges that the venue provided in Section 9.3 is a convenient forum and hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any legal action, suit, or proceeding arising out of or relating to this Note in any court referred to in Section 9.3 and the defense of an inconvenient forum, or based on a more convenient forum, to the maintenance of such legal action, suit, or proceeding in any such court.

9.5 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR OTHERWISE RELATING TO, THIS NOTE, ANY ADVANCE, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

9.6 Integration. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

9.7 Successors and Assigns. This Note may be assigned or transferred by the Lender to any Person. The Borrower may not assign or transfer this Note or any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted such assignment without such consent shall be null and void). This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

9.8 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

9.9 Amendments and Waivers. No term of this Note may be modified or amended, orally or by course of dealing, except by an instrument in writing signed by authorized officers of the Lender and of the Borrower or any Guarantor party thereto. No term of this Note may be waived, orally or by course of dealing, except by an instrument in writing signed by an authorized officer of the Lender. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.10 Headings. The headings of the various Sections and subsections herein and of the schedules hereto are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

9.11 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Lender, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

9.12 Waiver of Counterclaims. The Borrower waives the right to claim or interpose any counterclaim in any litigation or set-off of any kind relating to this Note or the transactions contemplated hereby.

9.13 Dating and Completion of Blanks. The Borrower authorizes the Lender to date this Note and to complete any blank space herein according to the terms upon which any Advance was made.

9.14 Electronic Execution.

(a) The words "execution," "signed," "signature," and words of similar import in this Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), provided that, notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; and provided, further, the Lender reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Note, and the Borrower agrees to promptly deliver such manually executed counterpart signature pages.

(b) Without limiting the generality of the foregoing, each of the Borrower and the Lender (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, Bankruptcy proceedings, or litigation among the Lender and the Borrower, electronic images of this Note (in each case, including with respect to any signature pages hereto) shall have the same legal effect, validity, and enforceability as any paper original, and (ii) waives any argument, defense, or right to contest the validity or enforceability of this Note based solely on the lack of paper original copies of this Note, including with respect to any signature pages hereto.

9.15 Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10. Security. This Note shall be secured by the following (each, a "Security Document"):

(a) a security interest in any and all of Borrower's tangible or intangible assets (except patents, patent applications and trademarks), already acquired or hereinafter acquired, including but not limited to: machinery, inventory, accounts receivable, cash, computers, hardware, etc. (the "Property"); and (b) a security agreement executed by Borrower granting a seniority interest in the Property.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note effective as of the Effective Date.

BORROWER

2323414 Alberta Ltd.

By:
Name: Constantine Nkafu
Title: Authorized Signer

MASTER PROMISSORY NOTE

2323414 ALBERTA LTD – GROESTATE INC

SCHEDULE A

Advances and Payments on Advances

Date of Advance	Amount of Advance	Amount of Accrued Interest	Amount of Principal Paid

MASTER PROMISSORY NOTE

2323414 ALBERTA LTD – GROESTATE INC

Title	Revised GroEstate Note
File name	Master_Promissory_Note.docx
Document ID	aaf924c58354929d09f00c7d96387db5e677de3b
Audit trail date format	MM / DD / YYYY
Status	Signed

Document History

04 / 30 / 2025 23:22:28 UTC	Sent for signature to Constantine Nkafu (cnkafu@cannapharmarx.com) from ez@himelcapital.com IP: 12.75.215.26
04 / 30 / 2025 23:33:18 UTC	Viewed by Constantine Nkafu (cnkafu@cannapharmarx.com) IP: 23.17.128.49
04 / 30 / 2025 23:36:04 UTC	Signed by Constantine Nkafu (cnkafu@cannapharmarx.com) IP: 23.17.128.49
04 / 30 / 2025 23:36:04 UTC	The document has been completed.